Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAW.

Warrant to Purchase Common Stock

of

Chapeau, Inc.

Void after March 21, 2013

This Warrant is issued to TEFCO, LLC, a Virginia limited liability company (the “Holder”), by Chapeau, Inc., a Utah corporation (the “Company”), as of March 21, 2008 (the “Warrant Issue Date”).  This Warrant is issued pursuant to that certain Turnkey Financing, Loan and Security Agreement dated as of March 20, 2008 (the “Agreement”).

1.         Shares.  Subject to the terms and conditions of this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company Five Million (5,000,000) fully paid and non-assessable shares of Common Stock, as constituted on the Warrant Issue Date. The number of shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 10 below.

2.         Exercise Price. The per share purchase price for the Shares shall be equal to $1.99, which is 150% of the average closing price per share of Common Stock on the over-the-counter bulletin board during the 30 days prior to December 14, 2007 as adjusted from time to time pursuant to Section 10 below (the “Exercise Price”).

3.         Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 5:00 p.m. Eastern on the five (5) year anniversary of the Warrant Issue Date; provided that in the event (each a “Disposition Event”) of (i) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (ii) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Common Stock (unless (A) the shareholders of the Company immediately prior to such transaction or series of related transactions are holders of a majority of the voting equity securities of the surviving or acquiring corporation immediately thereafter, and (B) each of such shareholders immediately prior to such transaction or series of related transactions holds the same pro rata share of such majority of the voting equity securities of the surviving or acquiring corporation as each hold of the Company immediately prior to such transaction or series of related transactions), this Warrant shall, on the date of a Disposition Event, no longer be exercisable and become null and void. The Company shall notify the Holder at least 30 days prior to the consummation of any Disposition Event and, in all circumstances, the Holder shall have at least 20 days prior to the consummation of such Disposition Event to exercise this Warrant. The Company shall notify Holder thirty (30) days prior to expiration of Warrant.  Failure to do so shall extend the Warrant thirty (30) days from the receipt by Holder of such expiration notice.

4.         Method of Exercise.  While this Warrant remains outstanding and exercisable, the Holder may exercise this Warrant, in whole or in part, at one time or from time to time, by:

(a)        the surrender of this Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Secretary of the Company at its principal offices; and

(b)        the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(c)        In lieu of exercising this Warrant by paying the Exercise Price in cash, the Holder may elect to receive shares equal to the value of this Holder (or the portion thereof being exercised) by surrender of this Holder at the principal office of the Company together with the Notice of Cashless Exercise annexed hereto as Schedule B duly completed and executed, in which event the Company shall issue to Holder the number of shares of Common Stock computed using the following formula:

X= (Y)(A-B)
      A

Where X =    The number of shares of Common Stock to be issued to Holder.

Y =	The number of shares of Common Stock purchasable under this Warrant.

A =	The fair market value of one share of Common Stock.

B =	The Exercise Price (as adjusted to the date of such calculations).

(d)        For purposes of this Section, the fair market value of one share of Common Stock shall be equal to the volume weighted average closing price per share of Common Stock on the over-the-counter bulletin board (or such other securities exchange or Nasdaq market on which the Company’s securities are trading) over the 30 days prior to exercise, or, if the Company’s Common Stock is not trading on the over-the-counter bulletin board (or such other securities exchange or Nasdaq market) the fair market value shall be determined by the Board of Directors in good faith.

In the event of a partial exercise of this Warrant, the Company shall cause to be issued to the Holder a Warrant of like tenor to this Warrant for the number of Shares for which this Warrant has not yet been exercised.

5.         Representations and Warranties of Holder.  The Holder hereby represents and warrants that:

(a)        This Warrant and the Shares to be received upon exercise of this Warrant (collectively, the “Securities”) are being acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the Securities, in whole or in part.  The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(b)        The Holder is able to fend for itself, can bear the economic risk of its investment, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities.

(c)        The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

(d)        At no time was the Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance of this Warrant.

(e)        The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Holder further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the issuance of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder had access.

(f)         The Holder understands that the Securities that it is purchasing or otherwise taking delivery of are or will be characterized as “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”) inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable federal and state statutes and regulations such securities may be resold without registration only in certain limited circumstances.  The Holder represents that it is familiar with Rule 144, as presently in effect, and which permits limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the stock, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of stock being sold during any three-month period not exceeding specified limitations.  The Holder understands and hereby acknowledges that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Securities, and that, in such event, the Holder may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.

6.	Transfer Restrictions.

(a)        The Holder may sell, assign or transfer this Warrant and the Shares issuable upon exercise hereof so long as such transfer complies with all applicable federal and state securities laws and the Company receives an opinion of counsel reasonably satisfactory to the Company that such sale, assignment or transfer is exempt from such from any registration requirements or permit requirements under such laws.

(b)        Certificates evidencing the Securities shall bear one or all of the following legends:

(i)         “The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or under applicable state securities laws.  These securities are subject to restrictions on transferability and resale and may not be offered, sold, pledged, hypothecated, assigned, transferred or resold except as permitted under the Act and applicable state securities laws pursuant to (i) a registration statement under the Act, which has become effective and is current with respect to these securities, or (ii) an exemption therefrom.”

(ii)        Any legend required by the laws of the State and any other applicable state of the United States.

7.         Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within 15 days following compliance by the Holder with the requirements of Section 4 above.  The Company shall not be required to issue any fractional shares, and if any fraction of a Share would be issuable on the exercise of this Warrant in full, the Company shall pay an amount in cash equal to the then current fair market value of a Share, as then determined in good faith by the Board of Directors of the Company, times the applicable fraction.

8.         Reservation of Shares. The Company covenants that it will at all times keep available such number of authorized shares of Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of this Warrant for the full number of Shares specified herein. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant and in exchange for the Exercise Price, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, charges and encumbrances of any kind.

9.         Adjustment of Exercise Price and Number of Shares.  The number of and kind of Shares purchasable or receivable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)        Subdivisions, Combinations and Other Issuances. If the Company shall subdivide the Common Stock, by split-up or otherwise, combine the Common Stock or issue additional shares of Common Stock as a stock split, dividend or other distribution with respect to any of its securities, the number of Shares issuable on the exercise of this Warrant shall be proportionately increased in the case of a subdivision, stock split, dividend or distribution and shall be proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 10(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of a stock split, dividend or other distribution, or in the event that no record date is fixed, upon the making of such dividend or distribution.

(b)        Reclassification, Reorganization and Consolidation. In the event of any reclassification, capital reorganization or change in the Common Stock, or a merger or consolidation of the Company with or into another corporation, other than as a result of an event provided for in (a) above, then, as a condition of such transaction, the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with the applicable transaction by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to the transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that this provision shall thereafter be applicable with respect to any securities deliverable upon exercise of this Warrant, and appropriate adjustments shall be made to the Exercise Price; provided that the aggregate purchase price shall remain the same.

(c)        Other Anti-Dilution Adjustments. In addition to the adjustments called for above, the number of shares of Common Stock issuable on exercise of this Warrant shall subject to adjustment pursuant to the terms of the Registration Rights Agreement, as defined below.

(d)        Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities receivable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder thereof and of the number of Shares or other securities thereafter receivable upon exercise of this Warrant and the adjusted Exercise Price per share.

(e)        No Impairment.  The Company and the Holder will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Holder, respectively, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company and the Holder against impairment.

10.       No Shareholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to this Warrant or the Shares, including without limitation the right to vote, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

11.       Transfers.  Subject to compliance with the requirements of Section 6 above, this Warrant and all rights (but only with all related obligations) hereunder are transferable in whole or in part by the Holder upon reasonable prior written notification to the Company. The transfer shall be recorded on the books of the Company upon (i) the surrender of this Warrant, properly endorsed, to the Company at its principal offices; (ii) the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer; and (iii) the transferee’s agreement in writing to be bound by and subject to the terms and conditions of this Warrant.  In the event of a partial transfer, the Company shall issue to the Holders one or more appropriate new Warrants of like tenor to this Warrant.

12.       Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors. transferees and assigns.

13.       Registration Rights. The Shares are subject to registration under the 1933 Act pursuant to that certain Registration Rights Agreement dated as of an even date herewith by and between the Company and Holder (the “Registration Rights Agreement”).

14.       Amendments and Waivers.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

15.       Captions.  The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

16.       Governing Law.  This Warrant shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, this Warrant to be executed by the Company and acknowledged by the Holder as of March 21, 2008.

CHAPEAU, INC.
By: /s/ Guy A. Archbold
Name: Guy A. Archbold
Its: Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED BY “HOLDER”:

TEFCO, LLC

By: /s/ Mark Mason
Name:	Mark Mason
Its:	Manager

NOTICE OF EXERCISE

To:  Chapeau, Inc.

The undersigned hereby elects to purchase _________ shares of the Common Stock of Chapeau, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and payment of the Exercise Price per share required under the Warrant accompanies this notice.

The undersigned hereby affirms each and every one of the representations and warranties contained in Section 5 of the Warrant as of the date of this Notice of Exercise.

WARRANT HOLDER:
_________________________________________

By:

Date:

Name in which shares should be registered:

_________________________________________

SCHEDULE B

NOTICE OF CASHLESS EXERCISE

To:

(1)        The undersigned hereby elects to acquire in a cashless exercise ______________ shares of Common Stock pursuant to the terms of Section 4 of the attached Warrant.

(2)        Please issue a certificate or certificates representing said shares of stock in the name of the undersigned or in such other name as is specified below:

By:

Name: _________________________________